SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 8)
POLAROID CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
731095105
(CUSIP Number)
Check the following box if a fee is being paid with this
statement.
(A fee is not required only if the filing person: (1) has a
previous
statement on file reporting beneficial ownership of more than five percent of
the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of
such class). (See Rule 13d-7).
The remainder of this cover page shall be filled out for a
reporting person's
initial filing on this form with respect to the subject class of securities,
and for any subsequent amendment containing information which would alter the
disclosures provided in the prior coverage page.
The information required in the remainder of this cover page shall not be
deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of
the Act but shall be subject to all other provisions of the Act
(however, see
the Notes).
(Continued on following pages(s))
CUSIP NO. 731095105  13G
1.  NAME OF REPORTING PERSON
NationsBank Corporation
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
56-0906609
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
19,146
6.  SHARED VOTING POWER
9,575,341
7.  SOLE DISPOSITIVE POWER
20,586
8.  SHARED DISPOSITIVE POWER
9,568,919
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,607,687
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
20.8
12.  TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
13G
CUSIP NO. 731095105
FOOTNOTE (1)
Of the 9,607,687 total shares held by   NationsBank
Corporation, 9,567,820 shares are held by the Polaroid Stock
Equity Plan and
Trust created pursuant thereto ("ESOP"), of which NationsBank of
Georgia, N.A.,
serves as Trustee (the "Trustee"). Under the terms of the
Polaroid Stock Equity
Plan, as amended, the Trustee is to vote the allocated shares held by the ESOP
in accordance with the instructions received from the ESOP participants and to dispose of the allocated shares in connection with tender offers in accordance with directives received from the ESOP
participants. If no
voting instructions or invalid voting instructions are received with respect to
allocated shares, the Trustee is to vote such shares in the same manner and in
the same proportion as the allocated shares with respect to which the Trustee
received valid voting instructions are voted. With respect to allocated shares,
if no directives or invalid directives are received in connection with
tendering shares, the
Trustee is to treat such allocated shares as if the participants instructed the
Trustee not to dispose of such shares. With respect to
unallocated shares, the
Trustee is to vote such shares in  connection with tender offers, in the same
manner and in the
same proportion as the allocated shares with respect to which the
Trustee
received valid voting instructions or directives are voted or disposed. The
actions and duties of the Trustee pursuant to
the provisions of the Plan and Trust, including but not limited to the
provisions described above, are subject to the requirements of the Employee
Retirement Income Security Act of 1974.
A separate filing on Schedule 13G dated the date hereof has been filed by the
Trust and certain of its affiliates with respect to the indicated
shares.
Attached to each of the 9,567,820 shares is a Preferred Stock
Purchase Right (a
"Right") which, under certain circumstances, entitles the holder to purchase
from Polaroid Corporation (the "Company") certain amounts of the
Company's
Series A Participating Cumulative Preferred Stock, $1.00 par
value per share.
For a more complete description of the Rights see the Company's
Registration
Statement on Form 8-A, filed with the Securities and Exchange
Commission on
February 3, 1987, as amended.
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
ASB Capital Management, Inc.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
District of Columbia Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
0
6.  SHARED VOTING POWER
0
7.  SOLE DISPOSITIVE POWER
13,200
8.  SHARED DISPOSITIVE POWER
0
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,200
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.1
12.  TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
N.B. Holdings Corporation
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
19,146
6.  SHARED VOTING POWER
9,575,341
7.  SOLE DISPOSITIVE POWER
7,386
8.  SHARED DISPOSITIVE POWER
9,568,919
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,594,487
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
20.7
12.  TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
NationsBank of Florida, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
0
6.  SHARED VOTING POWER
5,922
7.  SOLE DISPOSITIVE POWER
0
8.  SHARED DISPOSITIVE POWER
0
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,922
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
NationsBank of Georgia, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
0
6.  SHARED VOTING POWER
9,567,819
7.  SOLE DISPOSITIVE POWER
0
8.  SHARED DISPOSITIVE POWER
9,567,819
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,567,819
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
20.7
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
NationsBank, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
6,424
6.  SHARED VOTING POWER
0
7.  SOLE DISPOSITIVE POWER
0
8.  SHARED DISPOSITIVE POWER
0
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,424
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
NationsBank Trust Company, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH
REPORTING PERSON WITH
5.  SOLE VOTING POWER
6,424
 6.  SHARED VOTING POWER
0
7.  SOLE DISPOSITIVE POWER
0
8.  SHARED DISPOSITIVE POWER
0
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,424
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
NationsBank of North Carolina, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
0
6.  SHARED VOTING POWER
400
7.  SOLE DISPOSITIVE POWER
0
8.  SHARED DISPOSITIVE POWER
400
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
400
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
NationsBank of Virginia, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
7,523
6.  SHARED VOTING POWER
600
7.  SOLE DISPOSITIVE POWER
3,587
8.  SHARED DISPOSITIVE POWER
100
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,123
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
NationsBank Texas Bancorporation, Inc.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
5,199
6.  SHARED VOTING POWER
600
7.  SOLE DISPOSITIVE POWER
3,799
8.  SHARED DISPOSITIVE POWER
600
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,799
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 731095105 13G
1.  NAME OF REPORTING PERSON
NationsBank of Texas, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
5,199
 6.  SHARED VOTING POWER
600
7.  SOLE DISPOSITIVE POWER
3,799
8.  SHARED DISPOSITIVE POWER
600
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,799
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Polaroid Corporation
Item 1(b) Address of Issuer's Principal Executive Offices:
 575 Technology Square
Cambridge, MA. 02139
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) ASB Capital Management, Inc.
(c) N.B. Holdings Corporation
(d) NationsBank of Florida, N.A.
(e) NationsBank of Georgia, N.A.
(f) NationsBank, N.A.
(g) NationsBank Trust Company, N.A.
(h) NationsBank of North Carolina, N.A.
(i) NationsBank of Virginia, N.A.
(j) NationsBank Texas Bancorporation, Inc.
(k) NationsBank of Texas, N.A.
Item 2(b) Address of Principal Business Office or, if none,
Residence:
(a) NationsBank Plaza, Charlotte, North Carolina 28255
(b) 1101 Pennsylvania Avenue, NW, Washington, DC 20004
(c) NationsBank Plaza, Charlotte, North Carolina 28255
(d) 400 No. Ashley Drive, Tampa, FL 33601
(e) 600 Peachtree Street, NE, 55th Floor, Atlanta, GA 30308
(f) 6610 Rockledge Drive, Bethesda, Maryland 20817
(g) 1501 Pennsylvania Avenue, NW, Washington, DC 20013
(h) NationsBank Plaza, Charlotte, NC 28255
(i) 12th and Main Streets, Richmond, VA 23219
(j) NationsBank Plaza, Charlotte, NC 28255
(k) 901 Main Street, Dallas, TX 75202
Item 2(c) Citizenship:
(a) North Carolina Corporation
(b) District of Columbia Corporation
(c) North Carolina Corporation
(d) U.S. National Banking Association
(e) U.S. National Banking Association
(f) U.S. National Banking Association
(g) U.S. National Banking Association
(h) U.S. National Banking Association
(i) U.S. National Banking Association
(j) Delaware Corporation
(k) U.S. National Banking Association
Item 2(d) Title of Class of Securities:
Common Stock
Item 2(e) CUSIP Number:
731095105
Item 3    If this statement is filed pursuant to Rules 13d-1(b),
or 13d-2(b),
check whether the person filing is a:
(a)  Broker or Dealer registered under Section 15
of the Act
(b) X Bank as defined in Section 3(a)(6) of the Act
(c)  Insurance Company as defined in Section
3(a)(19) of the Act
(d)  Investment Company registered under Section 8
of the Investment
Company Act
(e)  Investment Advisor registered under Section
203 of the
Investment Advisors Act of 1940
(f)  Employee Benefit Plan, Pension Fund which is
subject to the
provisions of the Employee Retirement Income Security Act of
1974 or Endowment Fund; see Sub-section
240.13d-1(b)(1)(ii)(F)
(g) X Parent Holding Company in accordance with Sub-
section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) X Group, in accordance with Sub-section 240.13d-
1(b)(1)(ii)(H)
The following entities are holding companies:
NationsBank Corporation
N.B. Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank of Florida, N.A.
NationsBank of Georgia, N.A.
NationsBank, N.A.
NationsBank Trust Company, N.A.
NationsBank of North Carolina, N.A.
NationsBank of Texas, N.A.
NationsBank of Virginia, N.A.
The following entities are registered investment advisors:
ASB Capital Management, Inc.
Item 4    Ownership:
With respect to the beneficial ownership of the reporting
entity as of
12/31/94, see Items 5 through 11, inclusive, of the respective cover
pages of this Schedule 13G applicable to such entity which
are incorporated
herein by reference.
Item 5    Ownership of Five Percent or Less of a Class:
Not Applicable
Item 6    Ownership of More Than Five Percent on Behalf of
Another
Person:
The reported shares are held in various fiduciary accounts,
and accordingly,
dividends and the proceeds of such shares are payable to
other persons,
including such accounts, the beneficiaries or settlors
thereof or a combination
of such persons. In certain instances, other persons
(including beneficiaries
and settlors) may be deemed to have the power to direct
receipt of dividends or
the proceeds of the sale of shares reported herein. To the
best of the
undersigned's knowledge and belief, no one other person has
such an
economic interest relating to more than 5% of the class of
reported shares.
Item 7    Identification and Classification of the Subsidiary
Which Acquired
the Security Being Reported on By the Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities
Exchange Act of 1934,
NationsBank Corporation is filing this Schedule 13G as a
parent holding
company of the following:
a.   N.B. Holdings Corporation, which is a holding company of
its subsidiaries,
NationsBank of Florida, N.A.
NationsBank of Georgia, N.A.
NationsBank, N.A.
NationsBank of North Carolina, N.A.
NationsBank of Virginia, N.A.
classifiable under Item 3(b) as Banks as defined in Section
3(a)(6) of the
Securities Exchange Act of 1934.
b.   N.B. Holdings Corporation, which is a holding company of
its subsidiary,
NationsBank Texas Bancorporation, Inc., which is a holding
company
of its subsidiary, NationsBank of Texas, N.A.,
classifiable under Item 3(b) as
a Bank as defined in Section 3(a)(6) of the Securities Exchange
Act of 1934.
c.   N.B. Holdings Corporation, which is a holding company of
its subsidiary,
NationsBank, N.A., which is a holding company of its subsidiary,
NationsBank
Trust Company, N.A., classifiable under Item 3(b) as a Bank as defined in
Section 3(a)(6) of the Securities Exchange Act of 1934.
d.   ASB Capital Management, Inc., a registered investment
advisor under the
Investment Advisors Act of 1940.
Item 8    Identification and Classification of Members of the
Group:
Except for the relationships referred to in Item 7 hereof,
the reporting
entities do not affirm the existence of a group. This Form
is filed on behalf
of each of the entities listed in Item 2(a) hereof.
Item 9    Notice of Dissolution of Group:
Not Applicable
Item 10   Certification:
By signing below, I certify that, to the best of my knowledge and belief, the
securities referenced to above were acquired in the ordinary course of
business and were not acquired for the purpose of and do not have the effect
of changing or influencing the control of the issuer of such securities and
were not acquired in connection with or as a participant in
any transaction
having such purpose or effect.
Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify
that the information set forth in this statement is true,
complete and correct.
NATIONSBANK CORPORATION
ASB CAPITAL MANAGEMENT, INC.
N.B. HOLDINGS CORPORATION
NATIONSBANK OF FLORIDA, N.A.
NATIONSBANK OF GEORGIA, N.A.
NATIONSBANK, N.A.
NATIONSBANK TRUST COMPANY, N.A.
NATIONSBANK OF NORTH CAROLINA, N.A.
NATIONSBANK OF VIRGINIA, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
Date:     February 13,   By:
1995
Signature
Mary Jo Inglett/Compliance Officer Name/Title
mji